SUPPLEMENTAL AGREEMENT IV

The following terms and conditions of this Supplemental Agreement IV dated as of 8th February 2011 are supplemental to the Loan Agreement dated as of 31st December 2007 (the "**Loan Agreement**"), the Supplemental Agreement dated as of 22nd September 2008, the Supplemental Agreement II dated as of 21st January 2009 and the Supplemental Agreement III dated as of 25th January 2010 (collectively hereinafter called the "**Supplemental Agreements**") made by and between **MAYNE MANAGEMENT LIMITED**, a Company incorporated in British Virgins Islands and having its registered office at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands as ("**Party A**") and **UNIVISION ENGINEERING LIMITED**, a Company incorporated under the laws of the Hong Kong Special Administrative Region of the People's Republic of China and having its registered office at 8/F, Lever Tech Centre, 69-71 King Yip Street, Kwun Tong, Kowloon, Hong Kong as ("**Party B**"). The Supplemental Agreements together with this Supplemental Agreement IV shall form an integral part of the Loan Agreement.

Defined terms used in this Supplemental Agreement IV shall have the same meanings as set out in the Loan Agreement and

1. The term of the Loan shall be extended from 1st April 2011 to 31st March 2012.

2. The Principal Amount shall be based on the revised Principal Amount defined under the Supplemental Agreement dated as of 22nd September, 2008 in United States Dollars Six Million Only (USD6,000,000.) effective as of 1st October 2008.

3. Interest Rate and Payment: Party B agrees to pay at the rate of 15% per annum on the revised Principal Amount of United States Dollars Six Million Only (USD6,000,000.) effective as of 1st October 2008. Interest is to be fully paid in arrears on the last day of the term of the Loan subject to the terms for early repayment as described in the Loan Agreement.

4. Party A undertakes not to exercise its right to exchange the total or part of the Loan amount (principal and/or interest) to the convertible bond of Party B during the term of this Supplemental Agreement IV ending 31st March, 2012. Such undertaking shall not prejudice any rights entitlements or interest of

Party A under the Loan Agreement and all its supplemental agreements and in particular in the Event of Default.

5. Party A and Party B hereby agree that Party A reserves the right to add, vary or modify the terms and conditions of the Loan Agreement at any time.

6. Party A and Party B hereby represent and warrant to each other that the undersigned has been granted and delegated with the necessary authority and capability to enter into this Supplemental Agreement IV.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement IV as of the date first written above.

Party A: MAYNE MANAGEMENT LIMITED
For and on behalf of
Mayne Management Limited
For and on behalf of
STG Corporate Management Limited

Authorised Signature(s)

(Signature)
Name: STG Corporate Management Limited represented by Ms. Bonny Fay LANDERS
Title: Sole Director

Witnessed by:
Name of witness: MARY SHAO

Party B: UNIVISION ENGINEERING LIMITED
For and on behalf of
Univision Engineering Limited
For and on behalf of
UNIVISION ENGINEERING LIMITED

Authorised Signature(s)

(Signature)
Name: YIP Kwok Fai, Danny
Title: Finance Director

Witnessed by:
Name of witness: IAN CHUNG